One Jake Brown Road
Old Bridge, NJ 08857
Tel: 732-679-4000
Fax: 732-679-4353
www.blondertongue.com

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports First Quarter 2017 Results

OLD BRIDGE, New Jersey—May 15, 2017—Blonder Tongue Laboratories, Inc. (NYSE MKT:BDR) announced its sales and results for the first quarter ended March 31, 2017.

Net sales increased $30,000 or 0.5% to $5,973,000 for the first quarter of 2017 from $5,943,000 for the comparable period in 2016.  Net loss for the three months ended March 31, 2017 was $(256,000) or $(0.03) per share in 2017, compared to $(288,000) or $(0.04) per share for the comparable period in 2016.

The increase in sales is primarily attributed to an increase in sales of data products offset by a decrease in contract manufacturing products and digital video headend products.  Sales of data products were $1,130,000 and $759,000, contract manufacturing products were $88,000 and $236,000 and digital video headend products were $3,171,000 and $3,291,000, in the first three months of 2017 and 2016, respectively.

Commenting on the first quarter results, Bob Pallé, Chief Executive Officer of the Company noted, "Although the first quarter 2017 financial results show modest bottom line improvement, compared to first quarter 2016, we are disappointed that we are again reporting a loss for the first quarter 2017.  We are, however, encouraged by the positive swing in our operating income, which was in the black for the first time since the second quarter of 2016.  There are other bright spots as well.  Sales of recently introduced headend and data delivery products are increasing, due to the approval and adoption of these products by certain large CATV, telecommunications, and satellite based operators. We remain cautious with regard to the market outlook and therefore continue to anticipate that sales are likely to remain flat for the remainder of 2017."

Conference Call Reminder
Details of the live teleconference and webcast are as follows:
Date: Monday, May 15, 2017
Time: 11:00 a.m. Eastern Time (10:00 a.m. CT, 8:00 a.m. PT)
Investor Dial-in    (US & Canada Toll-Free):  866-682-6100

The audio replay will be available under Investor Related Information on the Blonder Tongue Investor Relations webpage.

About Blonder Tongue
Blonder Tongue Laboratories, Inc. together with R. L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products.  As a leader in the field of cable television communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses. The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks.  Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes "forward-looking" statements and accordingly, the cautionary statements contained in Blonder Tongue's Annual Report and Form 10-K for the year ended December 31, 2016.  (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words "believe", "expect", "anticipate", "project", "target", "intend", "plan", "seek", "estimate", "endeavor", "should", "could", "may" and similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue's actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue's "forward-looking" statements.
Contacts
Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000
Robert J. Palle
Chief Executive Officer & President
bpalle@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Condensed Consolidated Summary of Operating Results
(in thousands, except per share data)

	(unaudited)
	Three months ended
	March 31,
	2017	2016

Net sales	$5,973	$5,943
Gross profit	2,401	2,208
Earnings (loss) from operations	166	(200)
Net loss	$(256)	$(288)
Basic and diluted net loss per share	$(0.03)	$(0.04)
Basic and diluted weighted average shares outstanding	8,122	6,765

Condensed Consolidated Summary Balance Sheets
(in thousands)

	(unaudited)
	March 31, 2017	December 31, 2016

Current assets	$8,431	$8,080
Property, plant, and equipment, net	3,211	3,279
Total assets	15,098	15,000
Current liabilities	4,357	4,616
Long-term liabilities	3,982	3,850
Stockholders' equity	6,759	6,534

Total liabilities and stockholders' equity	$15,098	$15,000